                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                              HARTMARX CORPORATION
                (Name of Registrant as Specified In Its Charter)


    .......................................................................
   (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)   Title of each class of securities to which transaction applies:

      2)   Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           .....................................................................

      4)   Proposed maximum aggregate value of transaction:

      5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount previously paid:
      2)   Form, Schedule or Registration Statement No.:
      3)   Filing Party:
      4)   Date Filed:

                               [HARTMARX LOGO]

                                ---------------

                                     NOTICE
                                       of
             ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 14, 1999

To the Stockholders of HARTMARX CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HARTMARX CORPORATION (the "Corporation") will be held at the Doubletree Guest Suites, The Lakeshore Ballroom, 3rd Floor, 198 East Delaware Street, Chicago, Illinois, on Wednesday, April 14, 1999, at 11:00 A.M. for the following purposes:

  (1) To elect Directors of the Corporation.

  (2) To consider approval of the Corporation's Management Incentive Plan, the material terms of which are set forth under the caption "Item (2)--The Management Incentive Plan" in the attached Proxy Statement, in order to qualify under Section 162(m) of the Internal Revenue Code.

  (3) To consider ratifying the appointment of independent auditors.

  (4) To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed February 16, 1999, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

  In order that the shares of the Corporation may be represented as fully as possible at the Annual Meeting, every stockholder is requested to vote, date, sign and mail the enclosed Proxy, as early as practicable, in the accompanying postage-paid envelope addressed to HARTMARX CORPORATION, c/o First Chicago Trust Company, a division of EquiServe, P.O. Box 8914, Edison, NJ 08818-9258. If you also attend the Annual Meeting, you will have the opportunity to vote your shares in person instead of having the Proxy counted.

  A complete list of the stockholders entitled to vote at the Annual Meeting, showing the address and number of shares registered in the name of each stockholder, may be examined by any stockholder, for any purpose germane to the meeting, during regular business hours between March 29, 1999 and April 9, 1999, at the office of Mrs. Kay C. Nalbach, Assistant Secretary of the Corporation, 101 North Wacker Drive, Chicago, Illinois.

  A Proxy Statement with respect to the Annual Meeting is attached hereto. The Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended November 30, 1998, are enclosed herewith.

                                       By Order of the Board of Directors

                                       [FREDERICK G. WOHLSCHLAEGER]
                                       -----------------------------------------
                                       FREDERICK G. WOHLSCHLAEGER, Secretary

Chicago, Illinois
February 25, 1999

                               [HARTMARX LOGO]

                               ----------------

                                PROXY STATEMENT
                                      for
            ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 14, 1999

  The common stock, par value $2.50 ("Common Stock"), of HARTMARX CORPORATION (the "Corporation") is the only security entitled to vote at the meeting. On February 16, 1999, the record date for determining the stockholders entitled to vote at the meeting, the Corporation had 34,652,113 shares of outstanding Common Stock, each share entitled to one vote, held by approximately 5,675 stockholders (estimated by adding the number of registered holders furnished by the Corporation's registrar and the number of participants in the Hartmarx Employee Stock Ownership Plan). All shares represented by valid Proxies received pursuant to this solicitation will be voted, if the Proxies are not revoked prior thereto. Any stockholder may revoke a Proxy at any time prior to the voting by delivering to the Corporation's Secretary a signed notice specifying the number of shares and clearly identifying the Proxy to be revoked or by attending the Annual Meeting and voting in person by written ballot. The Corporation's principal executive offices are located at 101 North Wacker Drive, Chicago, Illinois 60606, telephone 312/372-6300.

  The enclosed Proxy is solicited by the Corporation's Board of Directors (the "Board"). The cost of preparing and mailing the proxy material will be paid by the Corporation. The approximate mailing date for this material is February 25, 1999. The Corporation will, upon request, reimburse brokers, banks and trust companies for the costs incurred in mailing the proxy material to their customers who are beneficial owners of Common Stock of the Corporation registered in the names of such brokers, banks and trust companies or their nominees. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit Proxies by telephone, telecopier or in person, but will receive no additional compensation for such activities.

  Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. The affirmative vote of a plurality of the shares represented at the meeting is required to elect directors, and the affirmative vote of a majority of such shares is required to ratify the appointment of auditors. Abstentions and broker non-votes are each included in the determination of shares present and voting for purposes of determining whether a quorum is present. On other matters, abstentions are counted as votes cast, while broker non-votes are not counted in determining whether a proposal has been approved.

                        ITEM (1)--ELECTION OF DIRECTORS

  Votes will be cast pursuant to authority granted by the enclosed Proxy for the election of the eleven nominees named below as directors of the Corporation. Each elected director's term of office will be for one year or until a successor is duly elected and qualified. In the event any of these nominees becomes unavailable for election for any reason, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board.

                   INFORMATION ABOUT NOMINEES FOR DIRECTORS

  The information shown below includes the principal business affiliations of each nominee since 1994.

                A. ROBERT ABBOUD, 69--Director since 1974
                Mr. Abboud is president of A. Robert Abboud and Company, a private investment company. He is also a director of AAR Corporation, Inland Steel Company and Alberto-Culver Company.

[PHOTO OF A. R. ABROUD]


                SAMAUAL A.T. BAKHSH, 30--Director since 1995
                Mr. Bakhsh is a director of Traco Group of Companies, a privately held investment company. He also serves as a director of several other privately held corporations.

[PHOTO OF S. BAKHSH]


                JEFFREY A. COLE, 57--Director since 1990
                Mr. Cole is chairman, chief executive officer and a director of Cole National Corporation, a specialty retailer, and is a director of Cole National Group, a wholly-owned subsidiary. He is also a director of Edison Brothers Stores, Inc. and Pearle Europe B.V.

[PHOTO OF J. COLE]


                RAYMOND F. FARLEY, 74--Director since 1981
                Mr. Farley is retired as president and chief executive officer of S. C. Johnson & Son, Inc. (SC Johnson Wax). He is also a director emeritus of Snap-On Incorporated.

[PHOTO OF R. FARLEY]


                ELBERT O. HAND, 59--Director since 1984
                Mr. Hand has been chairman and chief executive officer of HARTMARX CORPORATION since 1992. He is also a director of Austin Reed PLC, London, England.

[PHOTO OF E. HAND]

                DONALD P. JACOBS, 71--Director since 1980
                Mr. Jacobs is Dean of the J. L. Kellogg Graduate School of Management and Gaylord Freeman Distinguished Professor of Finance at Northwestern University. He is also a director of Unicom Corporation and its subsidiary, Commonwealth Edison Company, ProLogis Trust (formerly Security Capital Industrial Trust), Everen Capital Corporation and Terex Corporation.

[PHOTO OF D. JACOBS]


                CHARLES MARSHALL, 69--Director since 1980
                 Mr. Marshall is retired as vice chairman of the board and a director of American Telephone and Telegraph Company, a communications company. He is also a director of Ceridian Corporation, GATX Corporation, Sonat, Inc. and Sunstrand Corp.

[PHOTO OF C. MARSHALL]


                HOMI B. PATEL, 49--Director since 1994
                Mr. Patel has been president and chief operating officer of HARTMARX CORPORATION since 1993. He is also a director of the Amalgamated Life Insurance Co.

[PHOTO H. PATEL]


                MICHAEL B. ROHLFS, 47--Director since 1995
                Mr. Rohlfs is president and chief executive officer of Dearborn Financial, Inc., an investment advisory company. From 1992 to September 1995, he served as executive vice president and managing director of Dearborn.

[PHOTO OF M. ROHLFS]


                STUART L. SCOTT, 60--Director since 1993
                Mr. Scott is chairman and chief executive officer of LaSalle Partners Incorporated, an international real estate services firm. From 1992 to 1997, he was chairman and chief executive officer of LaSalle Partners Limited, the predecessor to LaSalle Partners Incorporated. Mr. Scott is also chairman of the board of LaSalle Hotel Properties, a publicly traded REIT.
                (1)

[PHOTO OF S. SCOTT]

                ELLA D. STRUBEL, 58--Director since 1998
                Ms. Strubel served as Executive Vice President, Corporate Affairs, of Leo Burnett Company, Inc. from 1992 to 1997, where she concurrently served as Executive Vice President, Client Public Relations, Leo Burnett U.S.A. She chairs the board of directors of the Rehabilitation Institute of Chicago and is a director of Parson Group, L.L.C.

[PHOTO OF E.D. STRUBEL]

--------
(1) Affiliates of LaSalle Partners Incorporated manage certain commercial real estate in which subsidiaries of the Corporation lease offices, showrooms and outlet store space. During a portion of fiscal 1998, this included the Corporation's principal executive offices. Mr. Scott does not have a direct or indirect material interest in these transactions.

  The Board held four meetings, one of which was the annual meeting, in fiscal 1998. All directors attended at least 75% of the meetings of the Board and committees on which they served, except for Mr. Bakhsh who attended two of the five Board and committee meetings on which he served. Board committees are reconstituted annually at the Annual Meeting of the Board immediately following the Annual Meeting of Stockholders.

  The Audit and Finance Committee now consists of Mr. Abboud, chairman, Mr. Jacobs, Mr. Marshall and Mr. Rohlfs. It met two times in fiscal 1998. The Committee maintains communications between the directors and independent auditors and assists the Board with its responsibilities relating to corporate accounting, integrity of financial controls and reporting practices. It reports to the entire Board periodically on such matters as the Committee or the Board may specify, approves all significant non-audit work which the independent auditors perform for the Corporation and approves their fees. It also oversees the Corporation's investment policies, methods of financing corporate operations and employee benefit plans.

  The Compensation and Stock Option Committee is currently composed of Mr. Farley, chairman, Mr. Cole, Mr. Jacobs and Mr. Scott. It met four times in fiscal 1998. It exercises the full powers of the Board with respect to compensation paid to executives of the Corporation and its subsidiaries. It also grants employee stock options and makes other determinations regarding the administration of employee stock option plans. It approves management incentive (bonus and long-term) plans and determines the standards of performance for incentive payments.

  The Nominating and Governance Committee now consists of Mr. Marshall, chairman, Mr. Bakhsh, Mr. Jacobs, Mr. Scott and Ms. Strubel. It met once in fiscal 1998. Its function is to propose to the entire Board qualified nominees for election to fill vacancies on the Board and to make recommendations on directorship and corporate governance practices. Stockholders wishing to suggest qualified candidates for this Committee's consideration should forward their suggestions to the Nominating and Governance Committee, in care of Mrs. Kay C. Nalbach, Assistant Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606.

  For fiscal 1997, each of the directors not employed by the Corporation or any of its subsidiaries ("Outside Directors") was entitled to receive a $17,500 annual retainer plus $750 for each Board meeting attended and $600 for each committee meeting attended. Each committee chairman was entitled to receive $2,500 annually in addition. The first increases in compensation to Outside Directors since 1986 became effective with each director's election to the Board in April 1998. Upon election, each director's annual retainer was increased to $20,000, and fees for meeting attendance were increased to $1,000 for each Board meeting and $1,000 for each committee meeting attended. Committee chairman fees remained unchanged at $2,500.

  Some of the directors had the opportunity to defer payment of all or a portion of annual fees otherwise payable from January 1, 1986 through 1989. Deferred fees earn interest from the date of deferral at 110% of the seasoned Moody's Corporate Bond Index rate. Upon termination of their service as a director, the Corporation agrees to pay such deferred fees and interest ("Deferral Account"), either in a lump sum or in installments. The deferral arrangements also provide for the Corporation's payment of specified death benefits under certain circumstances. Each director who has deferred fees is an unsecured general creditor of the Corporation with respect to such Deferral Account. Outside Directors are also provided a clothing allowance and, while on Hartmarx business, travel accident insurance. The cost of such benefits was approximately $3,500 per director.

  Director Stock Options ("DSOs") and Director Deferred Stock Awards ("DDSAs") are granted under the 1995 Stock Plan for Non-Employee Directors ("1995 Directors Plan"). Except as described below, DSOs are generally identical to employee stock options but are granted only to Outside Directors. The number of shares of Common Stock covered by DSOs granted to an Outside Director in any twelve-month period ending each March 31 is obtained by dividing the amount of the director's annual retainer by the fair market value of a share of the Corporation's Common Stock on the date or dates of grant, but in no event shall be less than 1,000 shares. In addition, each Outside Director may choose to receive, on each date of election to the Board, a DSO in lieu of all or part of the annual retainer payable during such director's term of office. The number of shares covered by such a DSO is obtained by dividing the unpaid retainer amount by the excess of the fair market value of a share on such date over $1.00; the purchase price of each covered share is $1.00. For shares covered by these DSOs outstanding on a Common Stock dividend record date, the director is entitled to be paid cash dividend equivalents based on any cash dividend (or cash value of other property) that would have been received had such DSO shares been issued and outstanding on the dividend record date. The 1995 Directors Plan provides that DSOs cannot be exercised for six months after the grant date.

  DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Each Outside Director is granted DDSA units on each date of election to the Board. For 1998, the number of DDSA units granted to each director is equal to the nearest number of whole units obtained by dividing the annual retainer amount by the fair market value of a share of Common Stock on the date of election. DDSAs earn dividend equivalents in the same manner as DSOs but any such dividend equivalents are credited to the director's account as additional units. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash.

                        EXECUTIVE OFFICER COMPENSATION

  The following table shows the compensation for the past three fiscal years of the Corporation for each of the Corporation's five most highly compensated executive officers, including the Chief Executive Officer (the "Named Executive Officers").

                          Summary Compensation Table

                                               Long-Term Compensation
                                               -----------------------
                  Annual Compensation                  Awards
                 --------------------------    -----------------------
                                                                         All
Name and                                       Restricted  Securities   Other
Principal                                         Stock    Underlying   Compen-
Position         Year    Salary(1)  Bonus       Awards(3) Options/SARs sation(4)
---------        ----    --------   -----      ---------- ------------ --------
Elbert O. Hand,  1998    $636,667  $499,032(2)  $404,500     50,000     $4,096
 Chairman and
  Chief          1997     597,083   795,557      231,600     30,000      3,906
 Executive Of-
  ficer          1996     565,000   364,280      206,822     25,000      3,702
Homi B. Patel,   1998     502,917   367,547(2)   283,150     35,000      3,214
 President and
  Chief          1997     477,500   623,282      193,000     25,000      3,092
 Operating Of-
  ficer          1996     450,000   285,807      157,993     23,000      2,821
Glenn R. Morgan  1998     228,750   119,588(2)   121,350     20,000      1,898
 Executive Vice  1997     213,750   198,022       77,200     15,000      1,826
 President and
  Chief          1996     200,000   138,215       59,950     10,000      1,695
 Financial Of-
  ficer
Frederick G.
 Wohlschlaeger   1998     189,167    96,190(2)    40,450     10,000      1,620
 Senior Vice
  President,     1997(5)   77,083    64,864          --      25,000        370
 General Coun-
  sel and        1996           0         0          --         --           0
 Secretary
James E. Condon  1998     138,500    40,073(2)    20,225      7,500      1,517
 Vice Presi-
  dent,          1997     132,459    35,848       19,300      7,500      1,436
 Treasurer       1996     126,500    27,662        6,732      5,000      1,351

--------
(1) Includes amounts paid and deferred.
(2) These amounts represent the total of bonuses earned under the Management Incentive Plan for fiscal 1998.
(3) The dollar amount shown equals the number of shares of restricted stock multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions placed on the shares. On April 9, 1998, the following restricted shares were awarded to the Named Executive Officers and vest on the first to occur of (i) April 9, 2008; (ii) the closing stock price on the New York Stock Exchange equals or exceeds $12.50 for 30 consecutive calendar days;
    (iii) retirement at age 65; or (iv) with the consent of the Compensation
    Committee: Mr. Hand, 50,000; Mr. Patel, 35,000; Mr. Morgan, 15,000; Mr. Wohlschlaeger, 5,000; and Mr. Condon, 2,500. The number and value of aggregate restricted stock holdings at the end of fiscal year 1998 were:
    Mr. Hand, 105,000 ($616,875); Mr. Patel, 80,000 ($470,000); Mr. Morgan,
    32,500 ($190,937); Mr. Wohlschlaeger, 5,000 ($29,375); and Mr. Condon,
    5,000 ($29,375).
(4) These amounts represent the Corporation's contributions to the Hartmarx Employee Stock Ownership Plan and premiums paid for term life insurance. The amounts contributed to the Plan in 1998 were: Mr. Hand, $800; Mr. Patel, $800; Mr. Morgan, $800; Mr. Wohlschlaeger, $732; and Mr. Condon, $852. The premiums for term life insurance in 1998 were: Mr. Hand, $3,296; Mr. Patel, $2,414; Mr. Morgan, $1,098; Mr. Wohlschlaeger, $888; and Mr. Condon, $665.
(5) Mr. Wohlschlaeger's employment with the Corporation commenced on July 1,
    1997.

Employment and Severance Agreements

  Effective August 1, 1996, the Corporation entered into separate employment and severance agreements with each of Messrs. Hand, Patel and Morgan, replacing existing agreements with each of them. The Corporation also entered into separate employment and severance agreements with Mr. Wohlschlaeger effective July 1, 1997. The employment agreements were for an initial term expiring December 31, 1998, and automatically renewed for an additional two year period. They provide that Messrs. Hand, Patel, Morgan and Wohlschlaeger will receive annual salaries at least equal to their respective annual salaries on the date the agreements were signed (with increases to be determined by the Compensation and Stock Option Committee of the Board of Directors), and provide for participation in the Management Incentive Plan ("MIP"), described below, and in any other fringe benefits, including any long-term incentive plan, available to key executives. In the event that any of these executives is discharged without cause or resigns with good reason, which includes resignation due to a change in duties or cancellation of his employment agreement prior to December 31, 2000, the executive will be entitled to continuation of salary and fringe benefits for 24 months. In addition, all unpaid incentive compensation under the MIP (including all contingent compensation which would have been payable for the full fiscal year in which such executive's employment is terminated and for the following fiscal year) is to be paid as and when MIP payments are made to other MIP participants for such periods. All unpaid incentive compensation under any long-term incentive plan (including all contingent compensation which would have been payable for uncompleted performance periods) becomes immediately payable; and all stock options and restricted stock granted to such executive under the Corporation's stock option plans become immediately exercisable and fully vested, as the case may be.

  The severance agreements were for an initial period ending December 31, 1997 (the initial term under Mr. Wohlschlaeger's severance agreement ended on December 31, 1998), and, commencing January 1, 1998 (January 1, 1999, with respect to Mr. Wohlschlaeger), will continue to renew for successive periods of one year unless notice of non-renewal is given by the Corporation or executive not later than the immediately preceding July 15. Pursuant to the severance agreements, the Corporation has agreed to pay each executive severance benefits in the event the executive's employment is terminated within 24 months following a change in control of the Corporation for any reason other than (i) death, disability or retirement, (ii) cause, or (iii) resignation without good reason. The severance payment, payable as a lump sum in lieu of the salary continuation, bonus and long-term incentive compensation payments described above, would equal three times the higher of executive's annual base salary as of the date the executive's employment is terminated and executive's annual base salary in effect immediately prior to the change in control plus three times two-thirds of the executive's maximum bonus opportunity under the MIP for such year. In addition, all stock options and restricted stock granted to such executive under the Corporation's stock option plans would become immediately exercisable and fully vested, as the case may be, and the executive would also be entitled to receive any unpaid contingent or other incentive compensation in the same manner as described above. All such amounts would be due and payable within ten days of the date of termination. Fringe benefits would continue to be provided for a period of 36 months. In the event that total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, then the Corporation shall pay to executive an additional amount such that after deduction of any excise tax on such severance benefits and any federal, state and local income and employment taxes and excise tax on such additional amount, the net amount retained by executive shall be equal to the severance benefits to be paid to such executive.

  Mr. Condon has agreed to remain in the employ of the Corporation, subject to the Corporation's agreement to pay him severance benefits if such employment is terminated within 24 months following an actual change in control for any reason other than (i) death, disability or retirement, (ii) for cause, or (iii) resignation without good reason. Generally, the severance payment, net of additional amounts agreed to be paid by the Corporation, if necessary, in respect of any excise tax imposed by Section 4999 of the Internal Revenue Code on such severance benefits (and any federal, state and local taxes on such additional amounts), would equal one and one-half times his average annual compensation for the three calendar years immediately preceding the year in which the change in control occurs; and he would also be entitled to receive any appreciation in the value of Common Stock covered by stock options theretofore granted to him under the Corporation's stock option plans (whether or not then fully exercisable).

                              STOCK OPTION GRANTS

  The following tables provide information on the Named Executive Officers' option grants in fiscal 1998, option exercises in fiscal 1998 and the value of unexercised options at November 30, 1998.

                     Option Grants in the Last Fiscal Year

                                                                              Potential
                                                                             Realizable
                                                                              Value at
                                                                           Assumed Annual
                                                                           Rates of Stock
                                                                                Price
                                                                            Appreciation
                                                                           for Option Term
                            Individual Grants                                    (1)
-------------------------------------------------------------------------- ---------------
                                      Percent of
                         Number of   Total Options
                         Securities   Granted to
                         Underlying  Employees in  Exercise or
                          Options       Fiscal      Base Price  Expiration
Name                      Granted       Year(2)    ($/Share)(3)    Date    5% ($)  10% ($)
----                     ----------  ------------- ------------ ---------- ------- -------
Elbert O. Hand..........   50,000(4)     10.0          8.09     04/08/2008 254,000 644,500
Homi B. Patel...........   35,000(4)      7.0          8.09     04/08/2008 178,150 451,150
Glenn R. Morgan.........   20,000(4)      4.0          8.09     04/08/2008 101,800 257,800
Frederick G.
 Wohlschlaeger..........   10,000(5)      2.0          8.09     04/08/2008  50,900 128,900
James E. Condon.........    7,500(4)      1.5          8.09     04/08/2008  38,175  96,675

--------
(1) The amounts shown above for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten year term of the options, as required by applicable regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on the future performance of the Corporation and overall stock market conditions.
(2) The Corporation granted options representing 498,000 shares to employees in fiscal 1998. No stock appreciation rights were granted in tandem with these options.
(3) The exercise price may be paid by delivery of already owned shares and the withholding obligations related to exercise may be paid by offset of the underlying shares subject to certain conditions. The fair market value on the date of grant of the shares underlying the options was $8.09 per share.
(4) These options were granted on April 9, 1998, become fully exercisable on April 9, 1999, and are subject to termination between 90 days to three years following termination of employment in certain events.
(5) These options were granted on April 9, 1998, and become exercisable in a thirty-three percent (33%) installment on April 9, 1999, and in a thirty-four percent (34%) installment on April 9, 2000, with full vesting occurring on April 9, 2001, and are subject to termination between 90 days to three years following termination of employment in certain events.

              Aggregated Option Exercises In The Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                Number of
                                                Securities
                                                Underlying      Value ($) of
                                               Unexercised     Unexercised In-
                            Shares           Options at Nov.  the-Money Options
                           Acquired  Value       30, 1998     at Nov. 30, 1998
                              on      ($)      Exercisable/     Exercisable/
Name                       Exercise Realized  Unexercisable     Unexercisable
----                       -------- -------- ---------------- -----------------
Elbert O. Hand............     0        0    412,759 / 75,000  104,727 / 10,158
Homi B. Patel.............     0        0    302,576 / 58,333   68,899 /  9,480
Glenn R. Morgan...........     0        0     93,041 / 28,333   16,269 /  3,386
Frederick G.
 Wohlschlaeger............     0        0      8,250 / 26,750        0 /      0
James E. Condon...........     0        0     35,760 /  7,500    4,981 /      0

Pension Plan

  The Hartmarx Retirement Income Plan (the "Plan"), a trusteed plan, provides for contributions to be made by the Corporation and designated affiliates on an actuarial basis, and provides for defined benefits in the event of retirement after certain age and service requirements have been met. Survivor benefits are also provided in the event of a participant's death after certain other age and service requirements are met. Regular eligible employees of the Corporation or a designated affiliate who participate in The Hartmarx Savings-Investment Plan, a trusteed defined contribution plan, automatically participate in the Plan. Normal retirement age under the Plan is 65 and early retirement at any time after a vested participant attains age 55 results in actuarially reduced benefits. Maximum benefits under the Plan are based upon 50% of the highest average annual earnings (base salary, commissions, bonus and overtime), up to $235,840 (reduced to $150,000 for annual earnings after 1993, and to $160,000 for annual earnings after 1996), paid to an employee for any five consecutive years included within the final 10 consecutive years of employment by the Corporation (or subsidiary adopting the Plan), less 50% of the primary Social Security benefit, for 30 years of service, prorated downward to one-sixth of such benefits for the minimum of five years normally required for vested rights.

  The following table shows the estimated annual benefits payable upon retirement at age 65 to participants in the Plan, in specified classifications as to compensation and years of service. These single-life benefits are actuarially reduced when the spouse is named as joint annuitant or if the employee withdraws his or her pre-1984 contributions to the Plan prior to retirement. In certain instances, benefits are subject to limitations imposed by the Employee Retirement Income Security Act of 1974, as amended. The Corporation has authorized additional non-qualified pension payments based upon the benefits which could have been earned in accordance with the formula described in the previous paragraph but for the application of such limitations. Compensation covered by the Plan for the Named Executive Officers generally corresponds with the earned salary, bonus and cash portion of any long-term incentive payout shown in the Summary Compensation Table. Full years of service credited under the Plan as of November 30, 1998, were 29 for Mr. Hand, 18 for Mr. Patel, 17 for Mr. Morgan, 0 for Mr. Wohlschlaeger, and 14 for Mr. Condon.

Average                                     Years of Credited Service
Annual Earnings                   ----------------------------------------------
(Highest 5 Years                                                          30 or
of Last 10 Years)                   5      10      15      20      25     more
-----------------                 ------ ------- ------- ------- ------- -------
$  200,000....................... 15,294  30,587  45,881  61,175  76,468  91,762
   250,000....................... 19,460  38,921  58,381  77,841  97,302 116,762
   300,000....................... 23,627  47,254  70,881  94,508 118,135 141,762
   350,000....................... 27,794  55,587  83,381 111,175 138,968 166,762
   400,000....................... 31,960  63,921  95,881 127,841 159,802 191,762
   450,000....................... 36,127  72,254 108,381 144,508 180,635 216,762
   500,000....................... 40,294  80,587 120,881 161,175 201,468 241,762
   550,000....................... 44,460  88,921 133,381 177,841 222,302 266,762
   600,000....................... 48,627  97,254 145,881 194,508 243,135 291,762
   650,000....................... 52,794 105,587 158,381 211,175 263,968 316,762
   700,000....................... 56,960 113,921 170,881 227,841 284,802 341,762
   800,000....................... 65,294 130,587 195,881 261,175 326,468 391,762
   900,000....................... 73,627 147,254 220,881 294,508 368,135 441,762
 1,000,000....................... 81,960 163,921 245,881 327,841 409,802 491,762

                     REPORT OF THE COMPENSATION COMMITTEE

Executive Compensation Program

 Compensation Committee Approach

  The Compensation and Stock Option Committee (the "Compensation Committee"), which is composed of four independent directors of the Corporation, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based upon a set of guiding principles. These principles, which are designed to align executive compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values, are as follows:

 . Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to the long-term success of the Corporation.

 . Awarding of short-term incentives on terms closely tied to operating unit performance and based upon the achievement of business goals for the performance period.

 . Alignment of executive and shareholder interests through a stock-based long-term incentive program which will reward executives for enhancement of shareholder values.

  In determining the appropriate levels of executive compensation for fiscal 1998, the Compensation Committee took into account both the Corporation's financial performance for the year and the executive group's achievement of improved profitability. Future compensation will continue to be closely tied to performance and its impact on the growth in shareholder value.

  The total compensation program consists of three components:

 Base Salary

  The base salaries and salary ranges for executives are determined in relation to competitive market data provided in national executive compensation surveys and subject to periodic review by independent compensation consultants. Compensation surveys utilized include the Management Compensation Services (a division of Hewitt Associates) Project 777 Executive Compensation Study containing information from 330 manufacturing companies ranging in sales from $100 million to over $8 billion; the Hay Executive Compensation Report including information from 603 operating units of 409 industrial organizations (33% nondurable manufacturing, 31% durable manufacturing, 36% non-manufacturing) ranging in sales from less than $300 million to over $10 billion; and the American Apparel Manufacturers' Association Management Compensation Study based upon information from 31 apparel manufacturing companies ranging in sales from less than $100 million to over $4 billion. Salary ranges are reviewed on an annual basis and adjusted as warranted to maintain a competitive position of slightly above the median survey results.

  Salaries are reviewed on an annual basis and salary changes are based upon individual performance and position in salary ranges within the context of an annual salary budget. The salary budget is determined in relation to competitive market data provided in national salary planning surveys and the financial performance of the Corporation and its operating units. Salary planning surveys utilized include those conducted by the American Compensation Association, Hewitt Associates, William M. Mercer, Sibson & Company, Towers Perrin and The Wyatt Company. If the financial performance of the Corporation results in achieving sales and earnings targeted in the business plan, the overall salary budget is established at the survey national average and is allocated to operating units based upon the level of achievement of their individual business plans.

  In fiscal 1997, sales and earnings were achieved in accordance with the business plan and an overall salary budget of 4.0% was administered for 1998. Better performing operating units had higher salary budgets while those with lower performance had less. Actual salary increases averaged 3.9% throughout the Corporation. Above average salary increases were awarded in January to Messrs. Patel, Morgan and Condon, and in July to Mr. Wohlschlaeger, in recognition of their individual contributions to the improved profitability of the Corporation. The salary of the Chief Executive Officer is separately discussed below.

  The employment agreements for Messrs. Hand, Patel and Morgan provide for their respective annual salaries to be at least equal to their annual salaries for 1996, and for Mr. Wohlschlaeger, equal to his 1997 salary. Salaries for the Named Executive Officers are within the range of average competitive levels, with the competitiveness of the overall compensation package significantly dependent upon the reward opportunities created by achievement of objectives under the Corporation's short-term and long-term incentive plans.

 Short-Term Incentives

  Executives are eligible for annual bonuses under the Management Incentive Plan ("MIP"). Incentive opportunities are determined in relation to competitive market data provided in the aforementioned national executive compensation surveys and are subject to periodic review by independent compensation consultants. Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Corporation's business plan. Individual awards for corporate executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured on the goals appropriate to the unit within which they report and are also accountable for consolidated goals. For fiscal 1998, 43 executives participated in the plan. Corporate executives were measured on consolidated pre-tax income and operating unit sales-weighted earnings before interest and taxes and adjusted net asset goals. Operating unit executives were measured on earnings before interest and taxes, sales and adjusted net asset goals and on consolidated pre-tax income. No bonuses would have been earned if the Corporation had not achieved positive income results. Bonuses paid for 1998 averaged 36.3% of eligible salaries and 57.5% of maximum incentive opportunities.

 Long-Term Incentives

  Executives are eligible for awards of stock options and/or restricted stock under the Corporation's 1998 Incentive Stock Plan. Awards are determined in relation to competitive practice and an individual's position. In April, under the Long Term Incentive Plan, selected senior executives received a combination of stock option grants utilizing length of service vesting and restricted stock awards utilizing performance based vesting whereby increments of the award will vest when the stock price equals or exceeds a certain level for thirty consecutive calendar days. Messrs. Patel, Morgan, Wohlschlaeger and Condon received such awards. The amount and terms of the options already held by the Named Executive Officers, as well as competitive practice, was taken into consideration in determining the size of the awards. As reflected in the Table of Option Grants In The Last Fiscal Year, one stock option grant was awarded to each of the Named Executive Officers at an exercise price equal to the fair market value of the Corporation's stock on the date of the grant.

 Chief Executive Officer Compensation

  The Compensation Committee increased the salary of the Chief Executive Officer 6.7% to $640,000 on January 1, 1998. The determination of the Chief Executive Officer's salary was based upon the salary range for the position, the salary budget established for 1998 and in recognition of Mr. Hand's leadership in achieving continued improvement in the financial performance of the Corporation. Mr. Hand's salary is within a competitive range when compared to other chief executive officers of organizations in the same sales volumes as reported in the national surveys analyzed. His fiscal 1998 MIP bonus award was based upon the achievement of consolidated pre-tax income and sales-weighted individual operating unit achievement of earnings before interest and taxes and adjusted net asset goals. The Chief Executive Officer received a stock option grant and a restricted stock award from the Corporation's 1998 Incentive Stock Plan, described above. These awards provide an incentive for future performance and the enhancement of shareholder value.

  The Compensation Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 as they relate to limitations on tax deductibility for certain compensation exceeding $1 million for Named Executive Officers. Based upon regulations issued by the Internal Revenue Service, the Committee believes that gains from the exercise of outstanding stock options or future options will be exempted from this deduction limitation. It is currently intended that any amendment to the Corporation's Incentive Stock Plan which may be necessary in the future in order to preserve this exemption will be presented for shareholder approval as and when required.

  It is the intention of the Compensation Committee, to the extent consistent with sound compensation policy and incentive program design, that compensation for the Named Executive Officers be provided in such a way as to remain tax deductible for the Corporation. It is possible, however, that certain types of compensation awarded to members of the executive group would not qualify as wholly deductible under applicable tax law if otherwise in excess of the general deduction limitation. The Committee will continue to review and respond to the relevant tax law and regulations as appropriate.

                            COMPENSATION COMMITTEE

                          Raymond F. Farley, Chairman
             Jeffrey A. Cole   Donald P. Jacobs   Stuart L. Scott

                               PERFORMANCE GRAPH

 Total Cumulative Shareholder Return for Five-Year Period Ending November 30,
                                     1998



                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               AMONG HARTMARX CORP. S&P 500 INDEX AND PEER GROUP


Measurement Period           HARTMARX       S&P
(Fiscal Year Covered)        CORPORATION    500 INDEX    PEER GROUP
-------------------          -----------    ---------    ----------
Measurement Pt-
11/30/1993                   $100.00        $100.00      $100.00
FYE 11/30/1994               $ 76.79        $103.48      $ 98.85
FYE 11/30/1995               $ 64.29        $138.86      $ 95.95
FYE 11/30/1996               $ 75.00        $177.76      $112.12
FYE 11/30/1997               $116.07        $228.60      $134.44
FYE 11/30/1998               $ 83.93        $282.09      $101.52

  The Peer Group consists of: Crystal Brands, Inc., Genesco, Inc., Hartmarx Corporation; Oxford Industries, Inc.; Russell Corporation; and Spring Industries, Inc. However, Crystal Brands, Inc. has been excluded from peer group returns for 1994 through 1998 due to the suspension of trading on its stock on 9/30/94 following its filing for bankruptcy.

                    ITEM (2)--THE MANAGEMENT INCENTIVE PLAN

  The Corporation has had an incentive plan for many years, currently called the Hartmarx Corporation Management Incentive Plan (the "Management Incentive Plan"). The Management Incentive Plan is designed to reinforce the achievement of the Corporation's performance goals by providing key employees with an opportunity to earn financial rewards based upon the attainment of both consolidated corporate and individual operating unit goals.

  As part of the Corporation's overall effort to optimize growth, profitability and enhance shareholder value, the Corporation's Board of Directors has adopted the Management Incentive Plan, and stockholders are being asked to approve the material terms of the Management Incentive Plan in order to qualify the plan under Section 162(m) of the Internal Revenue Code and the regulations thereunder (the "Code"). The Board has determined that the Management Incentive Plan will provide key employees of the Corporation (including the Chief Executive Officer and the Named Executive

Officers) with meaningful incentives to set forth maximum effort to meet the Corporation's short-term and long-term goals, while at the same time providing key employees with tangible compensation rewards, consistent with sound compensation policy and competitive practices if and when such goals are met.

  Under Section 162(m) of the Code, the amount which the Corporation may deduct on its federal income tax returns for compensation paid to certain "covered employees" (generally the Chief Executive Officer and the four highest paid executive officers other than the Chief Executive Officer) in any taxable year is generally limited to $1 million per individual. However, compensation which qualifies as "performance-based compensation" is not subject to the $1 million deduction limitation. In order for compensation to qualify as "performance-based" for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by stockholders. The plan is being submitted to stockholders for approval so that any compensation paid pursuant to the Management Incentive Plan will qualify as "performance-based compensation" and be deductible by the Corporation.

  The material provisions of the Management Incentive Plan and other information relating to the Management Incentive Plan are set forth below.

Purpose

  The purpose of the Management Incentive Plan is to provide an annual incentive to reinforce achievement of the performance goals of the Corporation; to link a significant portion of a participating employee's compensation to the achievement by the Corporation, and in certain cases, an operating unit, of performance goals; and to attract, motivate and retain key employees on a competitive basis. The Management Incentive Plan is intended to assure that key employees of the Corporation have an opportunity to earn competitive levels of direct compensation, consistent with the total compensation policies of the Corporation and to reward the key employees of the Corporation for their contributions to its growth and profitability.

Administration

  The Management Incentive Plan is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee") which has broad authority to administer the Management Incentive Plan, establish policies under the Management Incentive Plan, approve participants, determine the size, terms and conditions of awards, approve awards, make conclusive and binding decisions and interpretations under the Management Incentive Plan, and terminate the Management Incentive Plan in its discretion. No later than 90 days after the commencement of each fiscal year of the Corporation which begins on December 1 (or such other deadline as may apply under Section 162(m) of the Code), the Compensation Committee will approve the persons who will participate in the Management Incentive Plan in such fiscal year and establish in writing the performance goals for that fiscal year as well as the method for computing the amount of compensation which each such participant will be paid if such performance goals are met in whole or in part. Such method will be stated in terms of an objective formula or standard; neither the Compensation Committee nor the Corporation has any discretion to increase the amount that will be due upon attainment of the goals.

Eligibility and Participation

  Participation in the Management Incentive Plan is limited to key employees of the Corporation, who are in a position to have a significant, positive impact on the Corporation's results, as approved by the Compensation Committee. At present, approximately 45 individuals, including the Chief Executive Officer and Named Executive Officers, will be eligible to receive awards under the Management Incentive Plan. Directors who are not executive officers and employees of the Corporation are not eligible to receive benefits under the Management Incentive Plan.

Performance Measures

  Under the Management Incentive Plan, performance goals will be established for each fiscal year based on any one or more of the following criteria: pre-tax income, earnings before interest and taxes, return on investment, sales, adjusted net assets, return on assets, gross margin improvement, inventory turnover, inventory reduction, expense reduction, net income or loss per common share, return on equity, return on capital, debt reduction and strategic plan objectives. The performance goals may be defined on a corporate, operating unit or individual basis. Each performance goal shall have a minimum performance standard below which no payments will be made as well as a maximum performance standard above which no additional payments will be made for such fiscal year, and may be based on an analysis of historical performance and growth expectations, financial results of other comparable businesses, and progress toward achieving the Corporation's long-term plan. The performance goals and determination of results shall be based entirely on objective measures for all Management Incentive Plan participants. After performance goals have been established, discretion may not be used to modify award results except as permitted under Section 162(m) of the Code.

  The target incentive compensation percentage (expressed as a percentage of base salary) for each participant will be based on the level and functional responsibility of his or her position, competitive practices and, assuming annual increases in base salary, the maximum amount payable to any participant pursuant to the Management Incentive Plan for any fiscal year will be $1.1 million.

  Awards are payable in cash, stock or partly in cash and partly in stock, as determined by the Compensation Committee at the start of each fiscal year. Awards are paid after the end of each fiscal year, following certification by the Compensation Committee that the performance goals were in fact satisfied.

Effective Date

  Subject to shareholder approval, the Management Incentive Plan shall be effective commencing with the fiscal year which started on December 1, 1998.

Amendments

  The Management Incentive Plan may be amended by action of the Compensation Committee without stockholder approval unless such approval is required under
Section 162(m) of the Code or other applicable laws. The Corporation and the Compensation Committee may make such amendments to the Management Incentive Plan as are necessary to comply with Section 162(m) and the regulations thereunder.

Federal Income Tax Consequences

  The Corporation and the Compensation Committee have taken Section 162(m) into consideration in designing the Management Incentive Plan, and intend that awards payable thereunder will satisfy the requirements for deductibility. Awards are treated as ordinary income to each participant and are subject to income and payroll tax withholding by the Corporation.

Plan Benefits

  The benefits or amounts that will be received by or allocated to the Chief Executive Officer, the Named Executive Officers and officers who are not executive officers under the Management

Incentive Plan are not presently determinable. Amounts received by Mr. Hand, the Chief Executive Officer, and the other executive officers during the last fiscal year are set forth in the Summary Compensation Table on page 6. Amounts received by or allocated to the executive officers as a group for fiscal 1998 equaled $1,274,661. Amounts received by or allocated to the participants, including officers who were not executive officers, for fiscal 1998 equaled $1,492,625.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF
                   APPROVAL OF THE MANAGEMENT INCENTIVE PLAN

                       ITEM (3)--APPOINTMENT OF AUDITORS

  Stockholders will be asked to ratify the appointment of PricewaterhouseCoopers, LLP, certified public accountants, as independent auditors of the accounts of the Corporation and its subsidiaries for the 1999 fiscal year. PricewaterhouseCoopers has been regularly engaged in this capacity by the Corporation for over 80 years. A representative of PricewaterhouseCoopers will attend the Annual Meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. Stockholder ratification is not required; however, the Corporation considers such ratification to be a desirable practice and if the affirmative vote is less than a majority of the shares represented at the meeting, the Board would reconsider the appointment.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
                RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

                 Security Ownership of Directors and Officers

                                                            Shares Subject
                          Beneficial      DDSA     Other    to Acquisition  Percentage
Name                      Ownership     Units(1) Ownership  Within 60 Days   of Class
----                      ----------    -------- ---------  --------------  ----------
A. Robert Abboud........     51,785(1)    4,253      --           8,424         *
Samaual A.T. Bakhsh.....     10,398(1)    2,772      --           7,626         *
Jeffrey A. Cole.........     28,247(1)    3,698      --          12,749         *
Raymond F. Farley.......     46,079(1)    4,253      --          41,826         *
Elbert O. Hand..........    715,734(2)      --       300(3)     592,759(2)     2.05%(2)
Donald P. Jacobs........     59,818(1)    4,253    3,000(4)      43,188         *
Charles Marshall........     80,927(1)    4,253      --           8,424         *
Homi B. Patel...........    602,959(2)      --       --         440,909(2)     1.73%(2)
Michael B. Rohlfs.......     11,176(1)    2,772      --           8,404         *
Stuart L. Scott.........     54,457(1)    3,222      --          36,235         *
Ella D. Strubel.........      3,000         --       --             --          *
Glenn R. Morgan.........    192,531(2)      --       --         153,874(2)      *
Frederick G.
 Wohlschlaeger..........     20,350(2)      --       --          16,550(2)      *
James E. Condon.........     73,814(2)      --       --          48,260(2)      *
All Directors and
 Executive Officers as a
 Group (17 persons).....  2,250,418(2)   29,476    3,300      1,675,985(2)     6.46%(2)

--------
*Less than 1%.
(1) Includes Director Deferred Stock Awards ("DDSAs"). DDSAs are granted under the 1995 Stock Plan for Non-Employee Directors, and were granted under the Corporation's 1988 stock option plan. DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Each Outside Director is granted DDSA units on each date of election to the Board. For 1998, the number of DDSA units granted to each director is equal to the nearest number of whole units obtained by dividing the annual retainer amount by the fair market value of a share of Common Stock on the date of election. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash.
(2) Includes all shares actually or potentially subject to acquisition through the exercise of stock options within 60 days: either of vested options or of options which vest when the closing stock price on the New York Stock Exchange exceeds $10 for 30 consecutive calendar days. All options are granted at the market price on the date of grant and are not discounted. Also includes shares of restricted stock which vest when the closing stock price exceeds $9 or $11.50, respectively, for 30 consecutive calendar days, and shares of restricted stock which vest when the closing stock price equals or exceed $12.50 for 30 consecutive calendar days. The beneficial ownership of all directors and executive officers as a group includes 1,675,985 shares (4.81%) which are actually or potentially subject to acquisition within 60 days through the exercise of stock options, the vesting of restricted stock awards, or the settlement of DDSAs.
(3) 100 shares held by Mr. Hand's wife; and 200 shares in the name of Mr. Hand as custodian for his child.
(4) Shares held by Mr. Jacobs' wife.

            Section 16(a) Beneficial Ownership Reporting Compliance

  The Corporation believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 were complied with in fiscal 1998.

                           OWNERSHIP OF COMMON STOCK

  Beneficial owners of more than five percent of the Corporation's Common Stock, as shown by information received by the Corporation, are listed below*:

                                  Amount and Nature of Beneficial Ownership
                                  ------------------------------------------
                                    Voting Power   Investment Power
Name and Address of               ---------------- ---------------- Percent
Beneficial Owner                    Sole    Shared   Sole    Shared of Class
-------------------               --------- ------ --------- ------ --------
Abdullah Taha Bakhsh
 c/o Traco,
 P.O. Box 459,
 Jeddah, Saudi Arabia............ 5,182,610   0    5,182,610   0      15.0(1)
Dimensional Fund Advisors, Inc.
 1299 Ocean Avenue, 11th floor
 Santa Monica, California 90401.. 2,760,800   0    2,760,800   0       8.0(2)
Sasco Capital, Inc.
 10 Sasco Hill Road
 Fairfield, Connecticut 06430.... 1,401,400   0    2,624,393   0       7.6(3)
Capital Research and Management
 Company
 333 South Hope Street
 Los Angeles, California 90071... 1,787,900   0    1,787,900   0       5.2(4)
CTC Illinois Trust Company,
 Trustee of the Corporation's
 Savings-Investment Plan
 and ESOP,
 209 W. Jackson Blvd.,
 Chicago, Illinois 60606.........       --    --         --    --      -- (5)

--------
*On December 31, 1998, the Corporation had outstanding 34,386,431 shares of common stock eligible to vote.
(1) The shares are held of record by Emerson Investments, Ltd. ("Emerson"), except for 20,000 shares which are held of record by Traco International, N.V. ("Traco"), both of which are corporations controlled by Mr. Bakhsh. Emerson has represented to the Corporation that Mr. Bakhsh has sole power to direct the vote and disposition of Emerson's shares.
(2) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to be the beneficial owner of 2,760,800 shares as of December 31, 1998, all of which shares are held in various investment companies registered under the Investment Company Act of 1940. Dimensional serves as investment manager and investment advisor for such entities. Dimensional has disclaimed beneficial ownership of all such shares.
(3) The aggregate amount beneficially owned at December 31, 1998 was 2,624,393 shares.
(4) Capital Research and Management Company ("Capital") is a registered investment advisor and is deemed to be the beneficial owner deemed to be the beneficial owner of 1,787,900 shares as of December 31, 1998, all of which shares are held in various investment companies registered under the Investment Company Act of 1940. Capital serves as investment advisor for such entities. Capital has disclaimed beneficial ownership of all such shares.
(5) CTC Illinois Trust Company acts as Trustee of The Hartmarx Savings-Investment Plan and the Hartmarx Employee Stock Ownership Plan ("ESOP"). At December 31, 1998, the Trustee held 1,915,484 shares 5.6% for the Savings-Investment Plan and 587,201 shares 1.7% for the ESOP. The Trustee votes all shares held by the respective Plan Trusts proportionally as directed by participants' instructions, except that shares held in certain participant sub-accounts in the ESOP are voted only as directed by participants' instructions.

                         PROPOSALS BY SECURITY HOLDERS

Nominations for the Board of Directors

  The Corporation's By-Laws provide that written notice of proposed stockholder nominations for the election of directors at an Annual Meeting must be given to the Secretary of the Corporation no earlier than December 15 and no later than February 15 immediately preceding the meeting, and with respect to an election to be held at a special meeting of stockholders for the election of directors, no later than the close of business on the fifteenth day following (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which public disclosure of such meeting is first made, whichever is earlier. Notice to the Corporation from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including age, business and residence addresses and such other information as would be required to be included in a proxy statement soliciting proxies to nominate that person. The notice shall also contain the consent of the nominee to serve as a director if so elected. If the Chairman of the Annual Meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election.

Other Proposals

  Any proposal which a security holder intends to call upon the Corporation to include in its 2000 Proxy Statement must be received at the principal office of the Corporation no later than October 31, 1999.

  In addition, the Corporation's By-Laws require that written notice of proposals to be presented at an Annual Meeting be delivered to the Secretary of the Corporation at its principal executive offices no earlier than December 15 and no later than February 15 immediately preceding the meeting. Such notice to the Corporation must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. If the Chairman of the Annual Meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, such business shall not be transacted.

                                 OTHER MATTERS

  The Board knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on such matters.

                                       By Order of the Board of Directors


                                       [FREDERICK G. WOHLSCHLAEGER LOGO]
                                       ----------------------------------------
                                       FREDERICK G. WOHLSCHLAEGER, Secretary

Chicago, Illinois
February 25, 1999

                               [HARTMARX LOGO]

       PROXY Solicited by the Board of Directors of HARTMARX CORPORATION

     Elbert O. Hand, Homi B. Patel, Frederick G. Wohlschlaeger, and each of them, is hereby appointed, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of HARTMARX CORPORATION on April 14, 1999, and at any adjournment thereof, with the full power to vote all of the shares of stock which the undersigned is entitled to vote:

     (1)   ELECTION OF DIRECTORS

     [_] FOR all nominees listed below (except as marked to the contrary below):
                                        --------------------------------------

     A. Robert Abboud      Raymond F. Farley   Charles Marshall  Stuart L. Scott
     Samaual A.T. Bakhsh   Elbert O. Hand      Homi B. Patel     Ella D. Strubel
     Jeffrey A. Cole       Donald P. Jacobs    Michael B. Rohlfs

  To withhold authority to vote for any individual nominees write names in the
  ----------------------------------------------------------------------------
                                  space below.
                                  -----------


     ---------------------------------------------------------------------------

     [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

     (2) TO APPROVE the Management Incentive Plan (Item (2) of Notice of Annual
                                                  -----------------------------
         Meeting).
         --------

         [_] FOR            [_] AGAINST             [_] ABSTAIN

     (3) TO RATIFY the appointment of independent auditors (Item (3) of Notice
                                                            ------------------
         of Annual Meeting).
         -----------------

         [_] FOR            [_] AGAINST             [_] ABSTAIN

     (4) TO TRANSACT such other business as may properly come before the meeting.


                  (Continued, and to be signed, on other side)
                  --------------------------------------------



     THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER BUT IF NO CHOICE IS SPECIFIED IT WILL BE VOTED FOR ELECTION OF THE ABOVE NOMINEES FOR DIRECTORS AND IN FAVOR OF THE PROPOSALS SET FORTH IN ITEMS (2) and (3).

Dated this ____ day of ________________, 1999


______________________________(Seal)    __________________________________(Seal)
(Signature of Stockholder)              (Signature of Stockholder)
--------------------------              --------------------------



Signature must agree with name as shown above. For shares held in joint tenancy, each of the joint tenants is requested to sign.